Message from Management November 4, 2019

Q2 Fiscal 2019 Results | November 4, 2019 Similar to last quarter, we are not holding an earnings call given the continued progress in our merger with T-Mobile. However, we still want to share with you a few updates on the merger and the business. We remain excited by the opportunity to provide our customers a better network and customer experience with New T-Mobile and are encouraged by the progress we have made since the merger was announced last year.  We received approval from the Committee on Foreign Investment in the United States and Team Telecom in December 2018.  We have received favorable outcomes from 18 of the 19 required state utility commissions, with only the California PUC still outstanding.  The Federal Communications Commission (FCC) has voted in support of the merger.  Sprint and T-Mobile entered into a consent decree with the Department of Justice and announced several agreements with DISH Network, including a divestiture of our prepaid assets (excluding the Lifeline business). These assets, coupled with DISH’s own wireless assets and the required network support from New T-Mobile, will enable DISH to compete aggressively right away in the sale of mobile wireless service, as well as enabling and accelerating DISH’s deployment of its spectrum and investments to become a robust facilities-based network competitor quickly.  We remain optimistic about the remaining regulatory steps necessary to complete the merger as we continue to work with the California PUC, various State Attorneys General, and all stakeholders.  We currently expect the merger will be permitted to close early in calendar 2020. Our fiscal second quarter results demonstrate our focus on executing our strategy.  We continued to work on our network improvement initiatives and 5G build, delivering improved LTE performance and faster 5G speeds.  We worked to stabilize postpaid wireless service revenue as the number of accounts and average revenue per account, or ARPA, were both relatively flat sequentially and year over year.  We delivered postpaid net additions for the ninth consecutive quarter, driven by growth in data devices.  We continued our digital transformation, increasing our digital sales and accelerating our digital care initiatives while continuing to adopt artificial intelligence across different parts of the business. ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Message from Management
Q2 Fiscal 2019 Results | November 4, 2019

Network Built for Unlimited

Our Next-Gen Network deployment is delivering results, driven by our consistent capital investments.

- We continue to upgrade our existing macro sites to add LTE bands on our 800 MHz, 1.9 GHz, and 2.5 GHz spectrum – with 2.5GHz now deployed on roughly 85 percent of our macro sites.
- We now have approximately 35,000 small cells on air, which are delivering improvements in coverage, capacity and time on LTE to improve the customer experience in specific locations.
- Our Massive MIMO deployment continues to build momentum by delivering improved LTE performance where available, and providing the foundation for our mobile 5G network in select metro areas.
- While we are proud of the improvements we have made to the network, we recognize that there is still opportunity to improve the end-to-end quality of experience for our customers and we are increasing our focus on quality metrics.
- Simultaneously with our LTE improvements, we are rolling out True Mobile 5G in select metro areas in the U.S. through software upgrades on our massive MIMO sites.
    - True Mobile 5G from Sprint is set to power new experiences for wireless customers, including gaming and entertainment services, IoT and business applications.
    - Sprint completed the initial launch of our True Mobile 5G network and recently announced that the service now covers approximately 16 million people within nine metropolitan areas – Atlanta, Chicago, Dallas-Fort Worth, Houston, Kansas City, Los Angeles, New York City, Phoenix and Washington, D.C. In these areas, customers with 5G devices are experiencing dramatically faster speeds, with initial 5G performance results showing a nearly 6X increase in average download speed compared to Sprint LTE.
    - We now offer 5G capable smartphones from LG, Samsung, and OnePlus, along with a hotspot device from HTC.
    - Our initial 5G offerings were met with strong reviews from media and industry analysts who recognize the speed and true mobility our mid-band 2.5 GHz spectrum offers.
- While we have launched 5G in select metro areas of nine U.S. cities, our merger with T-Mobile will accelerate this progress and enable the deployment of a ubiquitous, nationwide 5G network that includes coverage in rural locations. Only the combined company will have the resources and technology to bring that potential to reality by building a 5G network that fuels innovation across every industry, dramatically increasing competition, unleashing new economic growth, and creating thousands of jobs and billions of dollars in U.S. economic value. Together, the combined company will lead the world in next-generation technology services and applications, bringing 5G service to nearly all Americans.

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©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q2 Fiscal 2019 Results | November 4, 2019 We continued our Unlimited for All approach and executed our strategy of stabilizing the total number of postpaid accounts and increasing the number of lines per account.  Average postpaid accounts were stable sequentially and year over year for the second consecutive quarter, while lines per account continued to grow.  As part of our strategy, we are being more selective in our acquisition of new postpaid phone customers, with continued focus on growing accounts through data devices. This approach increases the total lifetime value of the customer account as accounts generally have smartphones as the primary lines. The significant difference in device costs between smartphones and data devices for similar monthly recurring charges as additional lines on the account has the potential to deliver improved economics to Sprint and ultimately our shareholders.  We delivered postpaid net additions for the ninth consecutive quarter, with 273,000 in the fiscal second quarter. This is a result of executing our strategy to grow our relationship with customers through data devices such as tablets, watches, connected car products, and connected trackers, which are the latest addition to the portfolio and showing positive early results. These data device net additions were partially offset by losses in phones.  Total postpaid gross additions were up year over year for the fourth consecutive quarter as we increased sales of data devices, while postpaid phone gross adds grew year over year for the first time in the last six quarters.  Postpaid churn was up year over year, as customers continued to roll off introductory promotions. We expect churn to increase by 15 to 20 basis points sequentially in the fiscal third quarter, largely due to seasonality.  We are hopeful that investments we are making in our network and customer experience will improve churn and help to lessen the perception gap that impacts gross additions today, but it will take some time and additional investments to shift customer perceptions.  Our business segment delivered postpaid net additions for the 13th consecutive quarter. While we have seen some success in the business space, it has been on a relatively small scale. That is why we are excited about the opportunity to finally have the scale to truly disrupt the business segment through our merger with T-Mobile.  Our prepaid net losses in the quarter were 207,000 driven by a highly competitive environment for such plans and 107,000 migrations to postpaid plans. We continue to drive our digital transformation, as we have highlighted in recent quarters.  Because we lack the scale of the biggest wireless carriers, we must be more innovative by leveraging digital capabilities and employing advanced analytics, artificial intelligence and intelligent automation in our operations to further optimize our cost structure.  From a digital sales perspective, postpaid gross additions in digital channels increased more than 40 percent year over year in the fiscal second quarter. This includes improved execution on the web with our conversion rate of shopping traffic to sales up nearly 90 percent year over year.  We are ramping our rollout of a cutting-edge intelligent customer experience that leverages artificial intelligence and analytics. ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q2 Fiscal 2019 Results | November 4, 2019 o In addition to more than 30 percent of customer care web chats being handled by virtual agents, we also rolled out voice-to-digital tools to complement our live agents. A customer calling with a specific issue can be presented a digital option to choose a live chat or self-service option including Apple Business Chat options.  Our in-house digital marketing continues to deliver improved web conversions and year to date orders from digital media more than doubled compared to the same time period last year.  This digital transformation and data-driven culture is expected to contribute to the evolution of our customer experience and potential cost reductions in the future.  At the beginning of fiscal 2018, we adopted accounting standard ASC 606 for revenue recognition, which resulted in a reduction in wireless service revenue, offset by an increase in equipment sales and a deferral of commission expenses. While we have now reported for more than a year under the new standard, we would like to remind you that the impacts of this change will extend through fiscal 2019, even when comparing two results under the new standard as we applied the standard only to open contracts as of the effective date. Results will be presented under the new standard going forward, but we will also note areas where there are material ongoing impacts.  At the beginning of fiscal 2019, we adopted accounting standard ASC 842 for leases, which resulted in a $7.1 billion gross-up of assets and liabilities on the balance sheet, primarily related to recognizing right-of-use assets and related liabilities for operating leases.  We recently notified the FCC that we had claimed monthly subsidies for serving subscribers even though these subscribers may not have met usage requirements under Sprint’s usage policy for the Lifeline program. We are committed to reimbursing federal and state governments for any subsidy payments that were collected incorrectly. While not material to overall results, net operating revenue, wireless service revenue, adjusted EBITDA*, operating income, and net loss in the quarter were all negatively impacted by this issue.  Consolidated net operating revenues of $7.8 billion for the quarter were down $638 million year over year.  Wireless service revenue of $5.0 billion in the quarter was down $453 million year over year, mostly due to both lower Lifeline revenue as a result of the associated usage issue discussed above and the continued amortization of prepaid contract balances as a result of adopting the new revenue standard last year. Excluding these impacts, total wireless service revenue was relatively stable sequentially and year over year. We expect wireless service revenue to continue to be stable year over year in the fiscal third quarter of 2019, excluding the ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q2 Fiscal 2019 Results | November 4, 2019 pressure from the continued non-operational revenue recognition impact to prepaid service revenue which will cause wireless service revenue to be lower on a reported basis.  Postpaid service revenue of $4.2 billion was relatively flat year over year, as average postpaid accounts and postpaid ARPA were both stable.  Postpaid ARPU of $42.30 declined 4 percent year over year primarily driven by a higher mix of data devices, which generally have a lower monthly recurring charge than phones, as postpaid phone ARPU of $50.10 was stable year over year.  Prepaid service revenue of $792 million declined $162 million year over year, mostly due to the aforementioned accounting impact from implementing the new revenue standard. Prepaid ARPU remained stable year over year when excluding the non-operational accounting impact.  We continued to focus on cost optimization during the quarter by driving year-over-year gross reductions in cost of services and selling, general and administrative (SG&A) expenses, with most of the reductions coming from network optimization and more efficient sales and marketing spend. These reductions have been offset by incremental costs associated with network coverage and capacity improvements, along with other customer experience initiatives.  Cost of services of $1.8 billion were up $81 million year over year, driven by incremental expenses associated with network investments and higher roaming expenses, partially offset by lower wireline network costs. The year over year increase was also negatively impacted by the adoption of accounting standard ASC 842 for leases.  SG&A expenses of $1.9 billion for the quarter were up $75 million year over year, mostly due to higher bad debt expenses associated with an increase in installment billing sales. As a reminder, merger costs, which are not included in adjusted EBITDA, are reported in the SG&A line but were not materially different this quarter compared to the prior year quarter.  Adjusted EBITDA of $2.6 billion in the quarter was down $702 million year over year, partly due to lower Lifeline revenue as a result of the associated usage issue discussed above. We expect adjusted EBITDA to improve sequentially in the fiscal third quarter and be approximately $2.7 billion.  Operating income of $237 million in the quarter compared with $778 million in the year-ago period.  Net loss of $274 million compared with net income of $196 million in the year-ago period.  Network cash capital expenditures of $1.1 billion represented the sixth consecutive quarter of more than $1 billion in spend due to continued investments in our Next-Gen Network initiatives. With the continued deployment of Massive MIMO, we expect capital spending to remain around current run rates in the near term.  Adjusted free cash flow of negative $45 million was approximately $570 million lower than the year-ago period, mostly due to lower net proceeds of financings related to devices and receivables. As seen most years, we expect adjusted free cash flow to see additional ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q2 Fiscal 2019 Results | November 4, 2019 pressure in the fiscal third quarter, largely due to working capital outflows associated with a seasonally heavy sales quarter.  We continue to have an adequate liquidity position with nearly $7 billion of general-purpose availability, including $4.3 billion of cash and cash equivalents. During the quarter we repaid our $300 million EDC secured loan prior to its maturity so we now have no significant maturities due until March 2020. However, we will continue to be opportunistic in looking at the capital markets and maintain flexibility while we are in the merger process.  Similar to last quarter, we are not providing full year guidance for fiscal 2019, as we are in the late stages of our T-Mobile merger process, but we have given some color on the near-term trends. * FINANCIAL MEASURES Sprint provides financial measures determined in accordance with GAAP and adjusted GAAP (non- GAAP).The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non- GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies. Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures. The measures used in this release include the following: EBITDA is operating income/(loss) before depreciation and amortization. Adjusted EBITDA is EBITDA excluding severance, exit costs, and other special items. Adjusted EBITDA Margin represents Adjusted EBITDA divided by non-equipment net operating revenues for Wireless and Adjusted EBITDA divided by net operating revenues for Wireline. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted EBITDA and Adjusted EBITDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry. Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments. Adjusted Free Cash Flow is Free Cash Flow plus the proceeds from device financings and sales of receivables, net of repayments. We believe that Free Cash Flow and Adjusted Free Cash Flow provide useful information to investors, analysts and our management about the cash generated by our core operations and net proceeds obtained to fund certain leased devices, respectively, after interest and dividends, if any, and our ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.

Q2 Fiscal 2019 Results | November 4, 2019 ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments. Net Debt is consolidated debt, including current maturities, less cash and cash equivalents and short- term investments. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure. SAFE HARBOR This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan”, “outlook,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to our network, subscriber growth, and liquidity; and statements expressing general views about future operating results — are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward- looking statements, management has made assumptions regarding, among other things, the development and deployment of new technologies and services such as 5G; efficiencies and cost savings of new technologies and services; customer and network usage; subscriber additions and churn rates; service, speed, capacity, coverage and quality; availability of devices; availability of various financings; and the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in Sprint Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and, when filed, our Form 10-Q for the fiscal quarter ended September 30, 2019. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties. About Sprint: Sprint (NYSE: S) is a communications services company that creates more and better ways to connect its customers to the things they care about most. Sprint served 53.9 million connections as of September 30, 2019 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; leading no-contract brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Today, Sprint’s legacy of innovation and service continues with an increased investment to dramatically improve coverage, reliability, and speed across its nationwide network and commitment to launching a 5G mobile network in the U.S. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint. ©2019 Sprint. This information is subject to Sprint policies regarding use and is the property of Sprint and/or its relevant affiliates and may contain restricted, confidential or privileged materials intended for the sole use of the intended recipient. Any review, use, distribution or disclosure is prohibited without authorization.